Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED HIRES SQUAR MILNER AS INDEPENDENT AUDITORS

SAN DIEGO, Apr. 10, 2007 – Accredited Home Lenders Holding Co. (NASDAQ:LEND) (“Accredited” or “Company”) announced today that it has engaged Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”) as its independent public accountant. Squar Milner will begin work immediately to complete the audit of Accredited’s financial statements for the year ended December 31, 2006.

According to James A. Konrath, chairman and chief executive officer of Accredited, “We are very pleased to welcome Squar Milner as our independent auditors. The firm brings a wealth of expertise, talent, and resources which includes auditing more than 30 public companies that include a number of NASDAQ-listed companies and clients doing business in all 50 states and in 51 countries. Equally important is their experience in auditing non-prime mortgage companies and the extensive and local resources that will be dedicated immediately to the task of completing the audit of our 2006 financial statements. We look forward to a long-term relationship with Squar Milner.”

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

About Squar, Milner, Peterson, Miranda & Williamson, LLP

Squar Milner is a leading provider of accounting and financial advisory services to clients across the United States. It was formed by the merger of two highly respected firms in 2006. Founded in Orange County in 1981, Squar Milner merged with the well established San Diego firm of Peterson & Co., LLP, founded in 1951. Squar Milner is an independent member of BKR International, an association of 130 independent accounting firms with 300 offices in 66 countries that are selected on the basis of reputation, clientele, performance and professionalism.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 relating to statements regarding the engagement of Squar Milner as the Company’s independent public accountants and completion of the audit of the Company’s financial statements for the period ended December 31, 2006. These forward-looking statements involve a number of risks and uncertainties, including the Company’s ability to complete its 2006 audit, file its annual report on Form 10-K for the period ended December 31, 2006 and make other regulatory filings, provide Regulation AB certifications and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the period ended December 31, 2005, its reports on Form 10-Q for the first, second and third quarters of 2006, and other documents filed with the Securities and Exchange Commission. These and other factors could cause the Company’s actual results to differ materially from what it projects in its forward-looking statements.